Exhibit 24(b)(8.12)

FIFTH AMENDMENT TO FUND PARTICIPATION AGREEMENT

         THIS FIFTH AMENDMENT TO FUND PARTICIPATION AGREEMENT (“Amendment”) dated this 1st day of April, 2017, is by and among VOYA RETIREMENT INSURANCE and ANNUITY COMPANY (formerly known as ING Life Insurance and Annuity Company) (the “Company”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”) and AMERICAN CENTURY SERVICES, LLC (“Transfer Agent”) of the Funds.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

         WHEREAS, the Company, Distributor and Transfer Agent are parties to that certain Fund Participation Agreement dated July 1, 2000, as Novated February 10, 2016 and as amended November 7, 2003, October 1, 2004, April 1, 2007 and July 1, 2013 (the “Agreement”), pursuant to which shares of the Funds are made available to serve as underlying investment media for the Contracts to be issued by the Company;

WHEREAS, effective April 10, 2017, the name of Institutional Class shares available under the Agreement, if any, will change to I Class or R5 Class, as provided for in the applicable Fund Prospectus;

WHEREAS, subject to the terms and conditions of the Agreement and applicable eligibility requirements as provided for in a Fund’s Prospectus, the Distributor desires to make available I Class and R5 Class shares of certain Funds from time to time;

WHEREAS, in connection with the expansion of the classes of Funds available under the Agreement, the parties agree to revise certain payment terms provided for in the Agreement; and

         WHEREAS, the parties to this Amendment now desire to modify the Agreement as provided herein.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.   Effective as of April 10, 2017, all references to Institutional Class shares in the Agreement, if any, are hereby replaced with references to I Class shares and/or R5 Class shares, as applicable by Fund.

2.   Subject to the terms and conditions of the Agreement and applicable eligibility requirements as provided for in a Fund’s Prospectus, the Distributor will from time to time make available I Class and R5 Class shares of certain Funds.

3.   Schedule B is hereby deleted in its entirety and is replaced by the attached Schedule B.

4.   In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

5.   This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6.   Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 5 as of the date first above written.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

By: /s/Elizabeth Schroeder

Name: Elizabeth Schroeder

Title: Vice President

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By: /s/Cindy A. Johnson

Name: Cindy A. Johnson

Title: Vice President

AMERICAN CENTURY SERVICES, LLC

By: /s/Otis H. Cowan

Name: Otis H. Cowan

Title: Vice President

SCHEDULE B

FEES PAYABLE TO THE COMPANY

Distributor agrees to pay the Company a servicing fee as provided in the following table.

Share Class	Administrative Service Fee	12b-1 Fee – Distribution Services Fee Only[1]
Investor	Equity – xx bps Fixed Income – xx bps Government Money Market* – x bps	All Funds – x bps
A	Equity – xx bps Fixed Income – xx bps Government Money Market* – x bps	All Funds – xx bps
Advisor	Equity – xx bps Fixed Income – xx bps	All Funds – xx bps
I and R5	Equity – xx bps Fixed Income – x bps	All Funds – x bps
R	All Funds – xx bps	All Funds – xx bps
R6	All Funds – x bps	All Funds – x bps

*With respect solely to any money market fund offered and made available as a Fund under this Agreement, the parties hereto desire to limit the scope of the Agreement to government money market funds only.  Distributor and/or Fund Agent shall give Voya at least one hundred and twenty (120) days’ advance written notice if any Fund that is a government money market fund agrees to voluntarily comply with the imposition of liquidity fees on redemptions or the temporary suspension of redemptions known as a redemption gate under Rule 2a-7 under the Investment Company Act of 1940, as adopted by the Securities and Exchange Commission on July 23, 2014, (as further amended from time-to-time).

1 Distributor shall make quarterly payments to Voya Financial Partners, LLC based on the annual rates set forth in the table above on all Advisor, A and/or R Class shares of the Funds through Voya’s Contracts in each calendar quarter.

Notwithstanding anything to the contrary provided for in the Agreement, the Distributor’s obligation to make payments of applicable distribution or 12b-1 fees to Voya with respect to a money market fund, if any, shall be contingent upon receipt by the Distributor of such payments from the respective money market fund.